Exhibit 10.7

December 6, 2009

Mr. Erik E. Miller

[Address]

Dear Erik:

This letter is to confirm our offer of employment to you with Envivio, Inc., a Delaware corporation (“Company”), on the following terms:

1. Position. Upon acceptance, you will become a full-time employee of the Company, serving in the position of Chief Financial Officer (CFO). Your first date of employment will be February 1, 2010 (“Effective Date”). You will report to the CEO of the Company and your responsibilities and duties will be determined by the CEO. You understand that your responsibilities and duties as well as reporting hierarchy may evolve over time.

2. Salary. Your salary initially will be $16,667 per month ($200,000 per year on an annualized basis), payable at such times as the Company’s payroll obligations are normally paid (“Base Salary”).

3. Bonus. The Company provides you with an opportunity to earn a bonus (the “Bonus”) up to $80,000 during the each year of your employment, subject to the Executive Bonus Plan set by the Board of Directors. The Bonus shall be paid in two installments, in August for the first half of the year and in February for the second half of the previous year.

4. Expenses. Reasonable business expenses incurred by you will be reimbursed according to the Company’s expense reimbursement policy.

5. Benefits: Policies. During your employment, you will be entitled to apply for participation in the benefits under the Company’s medical and fringe benefits program made available generally to employees of the Company, in accordance with the terms of such programs. As an employee, such other policies as the Company may from time to time adopt will be applicable (including sick leave, vacation, disability and other policies), however, during your employment, you will benefit from no less than 20 PTO days per year.

6. Equity Participation. Following the Effective Date, shares may be offered to you pursuant to an option under the Company’s stock option plan. Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 720,000 shares of the Company’s Common Stock at a price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors, subject to the terms of the plan and a stock option agreement between you and the Company. One eighth (1/8th) of the shares will vest at the end of six (6) months of full-time employment commencing on the Effective Date , with the remainder vesting as to one forty-second (l/42nd) of such shares at the end of each full month during the following forty-two (42) month period. If your employment with the Company terminates for any reason prior to the full vesting of the shares, your option to purchase the unvested shares shall terminate and may not be exercised, and you will have the right to purchase any vested shares at any time within thirty (30) days after the date of termination of your service or within such other period specified in your stock option agreement at the exercise price set forth in your stock option agreement. The option may be exercised by payment of cash subject to the terms of the plan and your stock option agreement.

7. Change of Control. For purposes of this letter agreement, the term “Change of Control” means the consummation of any of the following transactions: (a) a merger or consolidation of the Company, in which the stockholders of the Company immediately prior to the merger or consolidation, do not control 50% or more of the total voting power of the surviving entity; or (b) the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the Company’s assets. Subject to the approval of the Board of Directors of the Company, upon the occurrence within 12 months after a Change in Control of (a) a termination of your employment by the Company without Cause (as defined in Exhibit A) or (b) your resignation as a result of Good Reason (as defined in Exhibit A), 100% of the then remaining unvested shares subject to the options described in sections 6 and 7 shall immediately vest, and you will be entitled to receive the Severance Pay described in sections 8(a) and (b) below subject to the terms and conditions of section 9).

8. Severance. If you are terminated by the Company without Cause, upon the termination of your employment and subject to your execution and nonrevocation of a release agreement acceptable to the Company within such period of time as may be required by the Company (but not more than 60 days following termination of employment), you will be entitled to the following (“Severance Pay”):

(a) The Company shall continue to pay you your Base Salary, as in effect on your last day of employment and in accordance with the Company’s regular payroll procedures, as severance for a period of three months following the date of your termination of employment;

(b) If you elect to continue health insurance coverage under COBRA, then so long as you are receiving severance payments under section 8(a) and paying COBRA premiums, the Company will pay you a monthly payment equal to the amount that was paid by the Company for such coverage prior to the termination of employment; provided, however, that you will not be reimbursed for the portion of the premium which had been paid by you prior to the termination of employment or for any administrative fees or increases in premiums, and you are solely responsible for filing any necessary paperwork for COBRA coverage and payment of all premiums; and

(c) The vesting of your stock options described in sections 6 and 7 shall accelerate with respect to that number of shares for which the options would have vested within three months following the employment termination date.

9. General Policies. You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, in accordance with applicable law, in accordance with all policies, procedures and rules of the Company as they may be constituted from time to time, and to the reasonable satisfaction of the Company. During the term of your employment, you will devote all of your business time and attention to the business of the Company and the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice. During the term of your employment, you will not, whether directly or indirectly, render any services of a commercial or professional nature to any person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Company, consistent with applicable law, with the exception of the activities listed in the Exhibit B.

10. Proprietary Information Agreement. Upon commencement of your employment, you will be required to sign the Company’s standard employee proprietary information agreement relating to confidential information and the assignment of proprietary developments to the Company, as a condition of employment. As a condition of continued employment, you will be required to execute such amendments thereto or such revised employee proprietary information agreements as the Company may present to you from time to time.

11. Consent to Arbitration. Except as prohibited by law, the Company and you agree that any claim, controversy or legal dispute between you and the Company and/or any officer, director, shareholder, agent or employee of the Company, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration, (a “Dispute”) arising out of your employment or termination of such employment or this letter will be resolved through binding arbitration in San Francisco County, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law. This includes any claims you may make relating to alleged discrimination or harassment during employment based on race, color, national origin, religion, disability, age, gender or sexual orientation, any claims relating to compensation (wages, bonuses, benefits, etc.) and any claims under federal state, or local laws or regulations relating to terms and conditions of employment. THE COMPANY AND YOU UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES EACH IS WAIVING ANY RIGHT TO A JURY TRIAL. This arbitration provision is not intended to modify or limit the remedies available to either party, including the right to seek interim relief, such as injunction or attachment, through judicial process, which will not be deemed a waiver of the right to demand and obtain arbitration. Any Dispute that is not arbitrated, including any judicial action to enforce this arbitration provision will be litigated exclusively in federal or California courts located in San Francisco County, California, and the parties hereby consent and submit to the jurisdiction and venue of such courts.

12. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

13. Status. You understand that your employment will be voluntary and at-will. You are free to resign at any time, just as the Company is free to terminate your employment at any time. No one can change the at-will status of your employment except the CEO, and such a change is only valid if it is made expressly in writing and approved by the required vote of the Board of Directors.

14. Governing Law. This letter and the terms of your employment shall be governed by the laws of the state of California, without reference to its conflicts of law principles.

15. Internal Revenue Code Section 409A.

(a) To the fullest extent applicable, amounts and other benefits payable under this letter agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code. In this regard, each payment under this letter agreement that is made in a series of scheduled installments, including each salary continuation payment under section 9(a), shall be deemed a separate payment for purposes of Section 409A.

(b) To the extent that any amounts or benefits payable under this letter agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation, this letter agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This letter agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(c) In each case where this letter agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to you within a designated period and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and you shall have no right to designate the year in which the payment shall be made.

(d) Notwithstanding anything in this letter agreement or elsewhere to the contrary, if the Company is a public company on your date of termination and you are a “Specified Employee” within the meaning of Section 409A (as determined by the Company’s Board of Directors) on such date, and the Company reasonably determines that any amount or other benefit payable under this letter agreement on account of your separation from service constitutes nonqualified deferred compensation subject to Section 409A, then the payment thereof shall be postponed and then paid in a single lump sum on the first business day of the seventh month following the date of termination or, if earlier, the date of your death to the extent necessary to comply with Section 409A. The Company and you may agree to take other actions to avoid the application of, or to comply with, Section 409A at such time and in such manner as permitted under Section 409A.

(e) Your date of termination for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether you are a “Specified Employee” on the date of termination, shall be the date on which you have incurred a “separation from service” within the meaning of Section 409A and applicable guidance thereunder.

We are very pleased to make this offer to you and look forward to a successful relationship. Please sign the enclosed copy of this letter, as provided below, and return it to me within ten (10) days from the date of this letter. If there are any aspects of this offer which you would like clarified, please let me know.

Very truly yours,

ENVIVIO, INC.

By	/s/ Julien Signes
	Name:	Julien SIGNES
	Title:	CEO

ACCEPTED:

By	/s/ Erik E. Miller
Name:

Date: 9/12/09

EXHIBIT A

DEFINITIONS

“Cause” shall mean (A) gross negligence or willful misconduct in the performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial damage to the Company or its subsidiaries; (B) commission of any act of fraud or dishonesty with respect to the Company or breach of your fiduciary duties to the Company; (C) conviction of a felony or a crime involving moral turpitude or otherwise causing material harm to the standing and reputation of the Company; (D) any failure to substantially perform your material duties as an employee of the Company, which failure is not cured within thirty (30) days after written notice from the Board of Directors specifying the act(s) of nonperformance; or (E) a material breach of your obligations under the terms of this letter agreement or under any agreement between you and the Company that is not caused by your medical condition, which, if such breach can be cured, is not cured within thirty (30) days after receipt of a written notice of such breach.

“Good Reason” shall mean (i) a reduction of more than 10% of your Base Salary, except that neither a reduction proportionate to reductions imposed on all other members of the Company’s executive management as part of a cost reduction effort nor a reduction of your Base Salary due to a change of duties as a result of disability will be a Good Reason for termination; (ii) a material diminution in your authorities, duties or responsibilities; or (iii) a change of more than 50 miles in the geographic location at which you must perform your duties and responsibilities under this letter agreement. If you intend to resign for one of the Good Reasons listed above, you shall give notice of such intent to the Company within 15 days after the occurrence of the circumstances giving rise to the Good Reason, detailing such Good Reason with specificity. If the Company does not remedy the situation so as to eliminate the Good Reason within 30 days of receiving such notice, then any resignation by you from the Company within the two (2) month period beginning with the delivery of the notice shall be deemed a termination of your employment for “Good Reason.”